UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2012

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Auxilium Pharmaceuticals, Inc. (the “Company”) previously announced that, effective as of February 3, 2012 (the “Termination Date”), the employment of Ms. Jennifer Evans Stacey, Esq., the former Executive Vice President, General Counsel and Secretary of the Company, terminated. On February 15, 2012, the Company entered into a Separation of Employment Agreement and General Release (the “Agreement”) with Ms. Stacey.

In consideration for the releases provided by Ms. Stacey in the Agreement, and for her continuing compliance with the obligations contained in the Agreement:

•	Ms. Stacey will receive:

•	severance payments in the gross amount of $489,000, payable in 12 monthly installments commencing within 60 days of the Termination Date;

•

payment in the gross amount of $152,304.46, as a bonus for fiscal year 2011 performance under the Company’s 2011 bonus plan, payable at such time as bonuses are paid to other executives of the Company who participate in such bonus plan;

•

payment of an amount equal to 30 days of Ms. Stacey’s salary at her rate of pay as of the Termination Date, which payment is in lieu of the termination notice period otherwise required under the terms of Ms. Stacey’s amended and restated employment agreement, dated as of December 23, 2010, with the Company (the “Employment Agreement”);

•	payment for accrued but unused vacation time through the Termination Date; and

•

payment of costs for continued medical, dental and prescription drug coverage (through COBRA or under alternative coverage secured by Ms. Stacey, provided that the Company’s obligations with respect to such alternative coverage will not exceed the obligations the Company would have had in respect of COBRA continuation coverage) for herself, her spouse and any dependents for 12 months following the Termination Date.

•

All of Ms. Stacey’s outstanding Company stock options and Company restricted stock units that would have vested during the 13-month period following the Termination Date became fully vested as of the Termination Date, and all other Company stock options and Company restricted stock units held by Ms. Stacey have been forfeited.

•	Ms. Stacey will have until September 30, 2012 to exercise all outstanding and vested Company stock options held by her as of the Termination Date.

During the 30 days following the Termination Date, Ms. Stacey will, upon the reasonable request of the Company’s General Counsel, cooperate with the Company with respect to any matter of which she had knowledge during her employment with the Company.

Ms. Stacey remains bound by the confidentiality, development assignment and non-solicitation covenants contained in the Employment Agreement until the anniversary of the Termination Date.

In consideration for the severance payments and other benefits described above, Ms. Stacey has waived and released any and all waivable claims against the Company, other than any claims relating to the validity or enforcement of the Agreement, for indemnification under the terms of the Company’s organizational and corporate governance documents and insurance policies, for unemployment benefits, and for employee benefits provided under the Agreement.

The foregoing is a summary description of certain terms of the Agreement and, by its nature, is incomplete. It is qualified in its entirety by the text of the Agreement attached as Exhibit 10.1 to this Current Report and incorporated herein by reference. All readers are encouraged to read the entire text of the Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation of Employment Agreement and General Release, dated February 15, 2012, between Jennifer Evans Stacey, Esq. and Auxilium Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: February 17, 2012	By:	/s/ Andrew I. Koven
Andrew I. Koven
Executive Vice President, Chief Administration Officer,
and General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Separation of Employment Agreement and General Release, dated February 15, 2012, between Jennifer Evans Stacey, Esq. and Auxilium Pharmaceuticals, Inc.